                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement            [_] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Chesapeake Utilities Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                       Chesapeake Utilities Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                       CHESAPEAKE UTILITIES CORPORATION
                           909 SILVER LAKE BOULEVARD
                             DOVER, DELAWARE 19904


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



TO THE STOCKHOLDERS OF
CHESAPEAKE UTILITIES CORPORATION:                                 March 30, 2000

     The Annual Meeting of Stockholders of Chesapeake Utilities Corporation will be held at 10:00 a.m. on Tuesday, May 16, 2000, in the Board Room, PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware, for the following purposes:

     (a) to elect four Class I Directors for three-year terms ending in 2003, and until their successors are elected and qualified;

     (b) to consider and vote upon the ratification of the selection of PricewaterhouseCoopers, L.L.P. as independent auditors for the fiscal year ending December 31, 2000; and

     (c) to transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 17, 2000 will be entitled to vote at the meeting and any adjournment thereof.


                                             By Order of the Board of Directors,


                                             /s/ William C. Boyles
                                             -------------------------
                                             William C. Boyles
                                             Corporate Secretary


STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT THEY ARE PERSONALLY ABLE TO ATTEND.

                       CHESAPEAKE UTILITIES CORPORATION
                           909 SILVER LAKE BOULEVARD
                             DOVER, DELAWARE 19904

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2000
                  __________________________________________
                                                                  March 30, 2000
                            SOLICITATION OF PROXIES

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Chesapeake Utilities Corporation ("Chesapeake" or the "Company") for use at the Annual Meeting of Stockholders of Chesapeake to be held in the Board Room, PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware at 10:00 a.m. on May 16, 2000, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Solicitation of proxies also may be made by personal interview, mail, telephone or e-mail by directors, officers and regular employees of Chesapeake. Chesapeake also will request certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of capital stock held of record by such persons, and Chesapeake will reimburse such entities for expenses incurred. In addition, Chesapeake may engage professional proxy solicitors, although it has no present plans to do so. All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation thereof and all clerical and other expenses of solicitation will be borne by Chesapeake. Regular employees of Chesapeake will not receive additional compensation for soliciting proxies.

                              REVOCATION OF PROXY

  The giving of a proxy does not preclude the right to vote in person at the meeting should the person giving the proxy so desire. In addition, the person giving the proxy has the power to revoke the same at any time before it has been exercised by submitting a proxy bearing a later date or by a notice in writing that is received by the Corporate Secretary of Chesapeake prior to the meeting.

                    SIGNATURES OF PROXIES IN CERTAIN CASES

  If a stockholder is a corporation, the accompanying proxy should be signed in its corporate name by an authorized officer, and his or her title should be indicated. If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator, there should be attached to the proxy appropriate instruments showing his or her qualification and authority, and his or her title as such should follow the signature. Proxies signed by a person as an agent, attorney, administrator, executor, guardian or trustee should indicate such person's title following his or her signature.

                                 ANNUAL REPORT

  The annual report to stockholders, covering the fiscal year of Chesapeake ended December 31, 1999, is enclosed herewith. The report, which includes financial statements, does not form any part of the material for the solicitation of proxies.

                         VOTING SECURITIES OUTSTANDING

  Shares of common stock, 5,216,693 of which were outstanding as of March 17, 2000, are the only outstanding voting securities of the Company. Each share is entitled to one vote. Only holders of common stock of record at the close of business on March 17, 2000 will be entitled to vote at the Annual Meeting of Stockholders.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

By Management

  The following table sets forth the number of shares of Chesapeake's common stock beneficially owned, as of March 17, 2000, by each of Chesapeake's directors and nominees for director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                                                                   Amount and Nature of            Percent
Name of Individual or Group                                       Beneficial Ownership/1/          of Class
---------------------------                                       ----------------------           --------
Ralph J. Adkins...............................................             72,263                     1.36%
Richard Bernstein.............................................              2,308                        *
Walter J. Coleman.............................................              3,000                        *
John W. Jardine, Jr...........................................             23,437                        *
Calvert A. Morgan, Jr.........................................                400                        *
Rudolph M. Peins, Jr..........................................              3,888                        *
Robert F. Rider...............................................              4,965                        *
John R. Schimkaitis...........................................             39,643                        *
Jeremiah P. Shea..............................................              4,402                        *
William G. Warden, III........................................             17,748                        *
Michael P. McMasters..........................................             10,095                        *
Stephen C. Thompson...........................................             11,371                        *
William C. Boyles.............................................             10,685                        *
Executive Officers and Directors as a Group (14 persons)......            218,122                     4.12%

______________________
*Less than one percent (1%)

/1/ Includes shares of common stock subject to options that are currently exercisable, or that will become exercisable within 60 days following March 17, 2000, as follows: Mr. Adkins - 32,940; Mr. Schimkaitis - 20,280; Mr. McMasters- 7,700; Mr. Thompson - 7,700; and Mr. Boyles - 6,637. Also includes shares held by the following executive officers in connection with the Company's Retirement Savings Plan as to which they have the authority to direct the voting: Mr. Adkins - 11,848; Mr. Schimkaitis - 6,055; Mr. McMasters - 2,310; Mr. Thompson - 3,446; and Mr. Boyles - 2,211.

                             ELECTION OF DIRECTORS

     At the annual meeting to be held on May 16, 2000, four Class I Directors will be elected to serve until the Annual Meeting of Stockholders in 2003, and until their successors are elected and qualified. Chesapeake's nominees are Richard Bernstein, John W. Jardine, Jr., Calvert A. Morgan, Jr. and Rudolph M. Peins, Jr., of whom Messrs. Bernstein, Jardine and Peins are currently Class I Directors of Chesapeake whose present terms expire this year.

     Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote for the election of directors.

     Unless you instruct otherwise, properly executed proxies in the enclosed form will be voted FOR the election of each of Chesapeake's nominees. If, prior to the election, any of the nominees shall become unable or unwilling to serve as a director (an eventuality not currently anticipated), all proxies will be voted for any substitute nominee who may be designated by the Board of Directors on the recommendation of the Corporate Governance Committee.

           INFORMATION REGARDING THE BOARD OF DIRECTORS AND NOMINEES

     The following information with respect to the principal occupation and employment of each director and nominee and the name and principal business of the organization in which such occupation and employment is carried on, and information with respect to certain other affiliations and to business experience during the past five years, has been furnished to the Company by the respective directors and nominees:

Class I Directors and Nominees

Richard Bernstein (age 57)

     Mr. Bernstein is President and Chief Executive Officer of BAI Aerosystems, Inc., located in Easton, Maryland. BAI is a manufacturer of lightweight, low-cost Unmanned Aerial Vehicles (UAVs). Mr. Bernstein is the owner of several other companies in which he is actively involved including: Salisbury Pewter, a manufacturer of pewter for the gift and premium markets; Frankoma Pottery, a creator of unique designs in sculptured earthenware; and Lorch Microwave which produces microwave filters and electronic components. He has been a director of Chesapeake since 1994.

John W. Jardine, Jr. (age 73)

     Mr. Jardine served as Chairman of the Board of Chesapeake from 1989 through 1997 and Chief Executive Officer from 1983 through 1990. Mr. Jardine has also served as President, Executive Vice President, Vice

President, Secretary, Treasurer, Assistant Secretary and Assistant Treasurer of Chesapeake. He has been a director of Chesapeake since 1972.

Calvert A. Morgan, Jr. (age 52)

  Mr. Morgan is Chairman of the Board, President and Chief Executive Officer of PNC Bank, Delaware in Wilmington, Delaware. Mr. Morgan is also a director of Delaware Business Roundtable, Wilmington Renaissance Corporation, Winterthur Business Associates, Wilmington Country Club and Delaware State Chamber of Commerce. He is a trustee of Christiana Care Corporation and is a former board member of both the Delaware Bankers Association and the United Way of Delaware.

Rudolph M. Peins, Jr. (age 70)

  Mr. Peins retired in February 1993 as Chief Financial Officer and Secretary of Hunt Corp. located in Philadelphia, Pennsylvania. Hunt is a leading international manufacturer and distributor of art/craft and office supplies, materials and equipment. He has been a director of Chesapeake since 1993.

Class II Directors (Terms Expire 2001)

Ralph J. Adkins (age 57)

  Mr. Adkins is Chairman of the Board of Directors of Chesapeake. He has served as Chairman since 1997. Prior to January 1, 1999, Mr. Adkins served as Chief Executive Officer, a position he had held since 1990. During his tenure with Chesapeake Mr. Adkins has also served as President and Chief Executive Officer, President and Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President and Treasurer of Chesapeake. He has been a director of Chesapeake since 1989.

Robert F. Rider (age 71)

  Mr. Rider is Chairman of the Board and Chief Executive Officer of O. A. Newton & Son Company located in Bridgeville, Delaware. The company engages in millwright work, metal fabrication and sells farm equipment and materials handling systems. Mr. Rider is also a director of Blue Cross Blue Shield of Wilmington, Delaware and Burris Foods. He is a trustee of the University of Delaware. Mr. Rider also serves as a Governor and Vice Chairman of the United States Postal Service. He has been a director of Chesapeake since 1977.

William G. Warden, III (age 68)

  Mr. Warden is Chairman of the Board of Superior Group, Inc., a holding company that is engaged through subsidiaries in metals distribution, furnace fabrication, metal tube and pipe manufacturing and pharmaceutical packaging, located in Radnor, Pennsylvania. He has been a director of Chesapeake since 1969.

Class III Directors (Terms Expire 2002)

Walter J. Coleman (age 65)

  Mr. Coleman retired in December 1995 as the Chief Executive Officer of Pyramid Realty and Mortgage Corporation, a diversified company involved in real estate, mortgages, insurance and business brokerage. He is also the former Chairman of Real Estate Title Services, Inc., a title insurance and trust company. Mr. Coleman is now a professor at Florida Southern College and an international business consultant specializing in strategic management. He has been a director of Chesapeake since 1992.

John R. Schimkaitis (age 52)

  Mr. Schimkaitis is President and Chief Executive Officer of Chesapeake and its subsidiaries. Mr. Schimkaitis assumed the role of Chief Executive Officer on January 1, 1999. He has served as President since 1997. His present term will expire on May 16, 2000. Prior to his new post, Mr. Schimkaitis has also served as President and Chief Operating Officer, Executive Vice President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer and Assistant Secretary of Chesapeake. He has been a director of Chesapeake since 1996.

Jeremiah P. Shea (age 73)

  Mr. Shea retired in February 1990 as the Chairman and Chief Executive Officer of Bank of Delaware Corporation (PNC Bank - Delaware), located in Wilmington, Delaware. He has been a director of Chesapeake since 1981.

Directors' Compensation

  Pursuant to Chesapeake's Directors Stock Compensation Plan, directors who are not officers of the Company are awarded 600 shares of the Company's common stock annually, at the time of the Company's annual meeting. In addition, each non-employee director who serves as the chairman of a committee of the Board of Directors is awarded 100 additional shares of the Company's common stock annually. Directors are also paid an attendance fee of $1,000 for each Board and committee meeting attended. If a director attends more than one meeting on the same day for which he has been paid a fee of $1,000, then the director is paid an additional fee of $500.

                            COMMITTEES OF THE BOARD

  The Audit Committee was established in 1976. It must be comprised of directors who are not employees of the Company or any of its subsidiaries. In general, the Audit Committee is charged with reviewing the internal auditor's reports of practices and procedures as well as the reports of Chesapeake's independent auditors relating to the results of their audit and the adequacy of internal controls. The Audit Committee has the responsibility to make recommendations to management arising from the aforementioned reviews. The Audit Committee held four meetings during 1999. The current members of the Audit Committee are:
Rudolph M. Peins, Jr., Chairman, Robert F. Rider and William G. Warden, III.

  The Plan Committee was established in 1992 for the purpose of administering the Chesapeake Utilities Corporation Performance Incentive Plan and Cash Bonus Plan. The Plan Committee held two meetings during 1999. On May 18, 1999, the functions of the Plan Committee were transferred to the Compensation Committee and the Plan Committee was abolished.

  The Compensation Committee, established in 1979, has the responsibility of fixing the compensation of executive officers. The Compensation Committee held five meetings during 1999. The current members of the Compensation Committee are: John W. Jardine, Jr., Jeremiah P. Shea, Chairman, and William G. Warden, III.

  The Corporate Governance Committee was established in 1994 for the purpose of reviewing and advising the Board on general corporate governance and structure issues. On May 19, 1998, this Committee also assumed the functions of the Nominating Committee. The Corporate Governance Committee will consider nominees recommended by stockholders. The Corporate Governance Committee held four meetings during 1999. The members of the Corporate Governance Committee are:
Richard Bernstein, Walter J. Coleman, Chairman, Rudolph M. Peins, Jr., and Jeremiah P. Shea.

  Under the Company's bylaws, stockholders are permitted to nominate candidates for election as directors. Such nominations must be received by the Corporate Secretary of the Company not less than 14 days nor more than 80 days prior to the meeting at which directors are to be elected. Such nominations must be in the form of a notice which sets forth: (a) as to each nominee, (i) the name, age, business address and, if known, residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the number of shares of stock beneficially owned by the nominee; (iv) the consent of the nominee to serve as a director of the Corporation if so elected; (v) a description of all arrangements or understandings among the stockholder and the nominee and any other person or persons pursuant to which the nomination is to be made by the stockholder; and (vi) any other information relating to the nominee required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Schedule 14A under the Securities and Exchange Act of 1934, as amended, and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on the Company's books, of such stockholder; and (ii) the number of shares beneficially owned by such stockholder.

                      MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors met seven times during 1999. Each director, with the exception of Mr. Warden, attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by each committee of the Board on which he served. Mr. Warden attended 50% of the aggregate number of meetings.

                            MANAGEMENT COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning the compensation earned for each of the Company's last three fiscal years by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers.

                                           Annual Compensation                   Long-Term Compensation
                                           -------------------              ------------------------------
                                                                                Awards          Payouts
                                                                            -------------      -----------
                                                                                 Shares
Name and                                                                       Underlying         LTIP                All Other
Principal                          Fiscal        Salary         Bonus        Options/SARs      Payments            Compensation
Position                            Year          ($)            ($)              (#)             ($)                   ($)
-------------------------------  --------      --------        -------      --------------    ---------            ------------
Ralph J. Adkins/1/..........        1999        150,000         44,226                  0       57,780/4/             18,915/6/
Chairman and Director               1998        300,000              0                  0       21,052/4/                12,300
                                    1997        251,250              0                  0      354,546/5/                12,200

John R. Schimkaitis/1/......        1999        280,000         82,555                  0       70,380/4/             10,428/6/
President, Chief Executive          1998        225,000              0                  0       25,655/4/                11,328
Officer and Director                1997        179,000              0                  0      220,297/5/                11,214

Michael P. McMasters/7/.....        1999        153,750         28,704                  0               0              9,255/6/
Vice President, Treasurer           1998        135,000              0                  0               0                 8,549
and Chief Financial Officer         1997        105,250          3,210          14,906/2/               0                 6,492

Stephen C. Thompson/7/......        1999        153,750         14,100                  0               0              9,225/6/
Vice President                      1998        135,000              0                  0               0                 8,390
                                    1997        102,375         10,290          14,906/2/               0                 6,849

William C. Boyles...........        1999        127,500         24,877           5,000/3/               0              7,846/6/
Vice President and                  1998        110,000              0                  0               0                 4,307
Corporate Secretary                 1997         90,000          8,460          12,848/2/               0                 3,505

______________________

/1/ On January 1, 1999 Mr. Schimkaitis succeeded Mr. Adkins as Chief Executive Officer.

/2/ Options to acquire shares of common stock pursuant to Stock Option Agreements under the Company's Performance Incentive Plan (the "Plan"), originally for the performance period beginning January 1, 1998 and ending December 31, 2000 (the "1997 Option Grants"). In accordance with the terms of each of the 1997 Option Grants, (i) 50% of the options were to become exercisable in equal increments on December 31, 1998, 1999 and 2000 and (ii) 50% of the options were to become exercisable to the extent that the Company achieved certain performance goals over the same period. Through December 31, 1999, the 1997 Option Grants became exercisable, based on the foregoing criteria, as follows: Mr. McMasters-7,700; Mr. Thompson - 7,700; and Mr. Boyles - 6,637. In 1999, each recipient relinquished the award opportunity remaining in 2000 under the 1997 Option Grants. In exchange, Mr. Boyles received an award of Stock Appreciation Rights as more fully described in footnote 3. Messrs. McMasters and Thompson each were granted the right to earn up to 5,120 shares of the Company's common stock under the Company's Performance Incentive Plan, based on the Company's achievement of certain performance goals (including earnings growth, growth in non-regulated net income, and share price relative to book value) over a performance period beginning January 1, 2000, and ending December 31, 2000.

/3/ Stock Appreciation Rights ("SARs") granted pursuant to Stock Appreciation Rights Agreements under the Plan for the performance period beginning January 1, 2000, and ending December 31, 2000 (the "2000 SAR Agreements"). These SARs and the 2000 SAR Agreements are more fully described in Note 1 to the Option/SAR Grants Table.

/4/ Reflects performance shares earned under Performance Share Agreements with each of Messrs. Adkins and Schimkaitis under the Plan for the award period beginning January 1, 1998 and ending December 31, 2000 (the "1997 Performance Share Agreements"). These Agreements were modified in 1999 to provide that no awards would vest for 2000 performance. Effectively, the third year award opportunity was replaced with new Performance Share Agreements covering the award period beginning January 1, 2000, and ending December 31, 2000. Under the new Performance Share Agreements, awards will be based on the Company's achievement of certain performance goals (including earnings growth, growth in non-regulated net income, and share price relative to book value), and any shares earned may not be sold for a three-year period. Performance shares earned for 1998 and 1999 are valued as of February 26, 1999 and February 25, 2000, respectively.

/5/ Reflects performance shares earned under Tandem Stock Option and Performance Share Agreements covering the three-year performance period from January 1, 1995 through December 31, 1997, valued as of February 27, 1998.

/6/ Consists of the Company's contribution to its Retirement Savings Plan on behalf of such officer (Mr. Adkins - $17,625; Mr. Schimkaitis - $9,600; Mr. McMasters - $8,950; Mr. Thompson - $8,950; and Mr. Boyles- $7,600 and term life insurance premiums paid by the Company on behalf of such officer (Mr. Adkins - $1,290; Mr. Schimkaitis - $828; Mr. McMasters - $305; Mr.
     Thompson -$275; and Mr. Boyles- $246).

/7/ Messrs. McMasters and Thompson became executive officers of the Company on May 20, 1997.

Option / SAR Grants During 1999 Fiscal Year

     The following table sets forth information concerning SARs granted to the named executive officer during fiscal 1999. The SARs were granted under the Company's Performance Incentive Plan.

                                      Individual Grants
------------------------------------------------------------------------------------------------
                           Shares       % of Total                                                    Potential Realizable
                         Underlying     Options/                                                        Value at Assumed
                          Options/        SARs                                                        Annual Rates of Stock
                            SARs        Granted to        Exercise or                                   Price Appreciation
                           Granted     Employees in       Base Price                                      For SAR Term
                                                                                                  -----------------------------
Name                       (#)/1/       Fiscal Year         ($/Sh)            Expiration Date     5%($)/2/            10%($)/2/
-----------------       ----------    -------------       -----------       ------------------    -----------------------------
William C. Boyles          5,000          19.0              18.375           December 31, 2005     43,824              105,105

_________________

/1/ /50% of the SARs will become exercisable on December 31, 2000. The remaining 50% will become exercisable only if the Company achieves certain annual performance goals (including earnings growth, growth in non-regulated net income, and share price relative to book value). In the event of a change in control, as defined in the Plan, all SARs subject to time vesting that have not theretofore become exercisable will become exercisable in full and all SARs subject to performance vesting for the award year in which the change in control occurs will become exercisable as if all performance criteria were satisfied, but only in proportion to the total number of days in the year that have elapsed prior to the change in control./

/2/ These dollar amounts are the result of calculations at the 5 and 10 percent appreciation rates permitted by the Securities and Exchange Commission to be used to determine the potential realizable value of the SARs set forth in the table. They are not intended to forecast the possible appreciation, if any, of the Company's stock price. There can be no assurance that these dollar amounts or any other dollar amounts will be realized by the SAR holder.

Aggregated Option/SAR Exercises During 1999 Fiscal Year and Fiscal Year End Option/SAR Values

  The following table sets forth information concerning options and SARs exercised by the named executive officers during the 1999 fiscal year and the number and value of options and SARs held by such officers at fiscal year end.


                                                            Number of Shares          Value of Unexercised
                                                         Underlying Unexercised           In-the-Money
                                                              Options/SARs                Options/SARs
                              Shares                         at FY-End (#)                At FY-End ($)
                           Acquired on      Value      ------------------------------------------------------
Name                       Exercise (#)  Realized ($)  Exercisable  Unexercisable  Exercisable  Unexercisable
-------------------------  ------------  ------------  -----------  -------------  -----------  -------------
Ralph J. Adkins                      0             0        32,940              0      185,288              0
John R. Schimkaitis                  0             0        20,280              0      114,075              0
Michael P. McMasters                 0             0         7,700              0            0              0
Stephen C. Thompson                  0             0         7,700              0            0              0
William C. Boyles                    0             0         6,637          5,000            0              0

Pension Plan Table

    Final                                 Years of Service at Normal Retirement Age
   Average    ---------------------------------------------------------------------------
  Earnings           15           20          25           30          35          40
  --------           --           --          --           --          --          --
  $100,000       $ 25,775     $ 34,367    $ 42,958     $ 51,550    $ 60,142    $ 60,142
  $125,000       $ 32,994     $ 43,992    $ 54,990     $ 65,988    $ 76,986    $ 76,986
  $150,000       $ 40,213     $ 53,617    $ 67,021     $ 80,425    $ 93,829    $ 93,829
  $175,000       $ 47,431     $ 63,242    $ 79,052     $ 94,863    $110,673    $110,673
  $200,000       $ 54,650     $ 72,867    $ 91,083     $109,300    $127,517    $127,517
  $225,000       $ 61,869     $ 82,492    $103,115     $123,738    $144,361    $144,361
  $250,000       $ 69,088     $ 92,117    $115,146     $138,175    $161,204    $161,204
  $275,000       $ 76,306     $101,742    $127,177     $152,613    $178,048    $178,048
  $300,000       $ 83,525     $111,367    $139,208     $167,050    $194,892    $194,892
  $325,000       $ 90,744     $120,992    $151,240     $181,488    $211,736    $211,736
  $350,000       $ 97,963     $130,617    $163,271     $195,925    $228,579    $228,579
  $375,000       $105,181     $140,242    $175,302     $210,363    $245,423    $245,423
  $400,000       $112,400     $149,867    $187,333     $224,800    $262,267    $262,267

  The above table sets forth the estimated annual retirement benefits payable under the Company's retirement plan to its regular employees, including officers, in the final average earnings and years of service classifications indicated. The retirement plan is funded solely by the Company. Benefits normally are paid in the form of a straight life annuity or joint and survivor annuity and are not subject to any deduction for Social Security or other offset amounts.

  Annual compensation used to determine final average earnings under the plan includes salary, as set forth in the Summary Compensation Table, commissions, and, with respect to employees earning a salary less than a stated amount (which for 1999 was $80,000), bonus payments. Compensation covered by the plan for 1999 was as follows: Mr. Schimkaitis - $280,000; Mr. McMasters - $153,750; Mr. Thompson - $153,750; and Mr. Boyles - $127,500. The calculation of benefits under the plan generally is based on average earnings for the highest five consecutive years of the ten years preceding retirement.

  For 1999, the Internal Revenue Code of 1986, as amended, generally limits the annual benefits which may be paid under the plan to $130,000 and limits the amount of annual compensation that may be taken into account in determining final average earnings to $160,000. The table above does not reflect these limits. However, these limits may increase in future years. Furthermore, benefits earned before the limits went into effect generally are not affected by the limits. The Company has adopted a plan that is not a tax-qualified plan under which it provides to plan participants the benefits that would have been provided under the Company's retirement plan but for these limits. The plan was effective January 1, 1995. The plan is unfunded but is required to be funded in the event of a change in control of the Company.

  As of December 31, 1999, the number of years of credited service under the retirement plan for each of the named executive officers were as follows: Mr. Adkins - 37 years; Mr. Schimkaitis - 15 years; Mr. McMasters - 18 years; Mr. Thompson - 16 years; and Mr. Boyles - 11 years.

  As of December 31, 1998, the Company amended its pension plan so that current participants in the plan, including executive officers, could elect either (1) to continue their participation in the plan or, alternatively, (2) to receive a one-time payout, plus an increase in the Company's matching contributions to the employee's account in the Company's Section 401(k) retirement savings plan. Based on this election, Mr. Adkins ceased accruing benefits under the plan after December 31, 1998.

Employment Contracts and Change in Control Provisions

  Chesapeake has entered into employment agreements with Messrs. Schimkaitis, McMasters, Thompson and Boyles. These agreements are designed to help retain such officers who are essential to the proper supervision of Chesapeake's business by assuring them of equitable treatment in the event of a termination of employment following a change in control of the Company. Under the agreements, if a change in control occurs, the failure to elect or re-elect the officer to, or the removal of the officer from, the office held by the officer, or the failure to elect or re-elect the officer to, or the removal of the officer from, the Board of Directors of the Company (if the officer shall have been a member of the Board immediately prior to a change in control) would entitle the officer to terminate his employment and to receive certain termination payments as described below. An officer's good faith determination that the nature or scope of his duties has been significantly altered subsequent to a change in control also would entitle the officer to elect to terminate his employment and to receive the termination payments provided in the agreement.

  The agreement with Mr. Schimkaitis was entered into on March 26, 1997, and provides for Mr. Schimkaitis' employment in his current position at a current salary of $280,000 and in the future such greater or lesser amounts as the Company's Board of Directors may determine. This agreement is operative for an initial term of five years, ending March 26, 2002, and provides that if a change in control occurs prior to that date, the agreement will be automatically extended for a maximum of five years commencing on the date the change in control occurred (the "extension period"). The agreements with Messrs. McMasters, Thompson and Boyles were entered into on March 26, 1997, each for a term of three years, and provided for the employment of Messrs. McMasters, Thompson and Boyles as Vice Presidents of the Company, also at salaries determined by the Company's Board of Directors. These agreements were renewed on March 26, 2000 with the same terms and conditions as the original agreements, and provide that if a change in control occurs prior to that date, an extension period of three years will automatically be effectuated.

  The agreements are intended to maintain compensation and benefits following a change in control at levels generally comparable to those that such officers could reasonably have expected in the absence of a change in control. The agreements provide for the payment of compensation during the extension period at a level equal to the rate existing immediately prior to the change in control, adjusted throughout such period to reflect increases in the consumer price index. Each agreement also provides for the officer's continued eligibility during such extension period under the Company's employee benefit plans. In the event of a termination of employment other than for cause, an officer would receive under his agreement a termination payment equal to an amount approximating the compensation and the value of certain benefits under the Company's retirement, savings and stock option plans that he would have received had he continued to be employed by the Company for the lesser of 24 months (12 in the case of Messrs. McMasters, Thompson and Boyles) or the number of months remaining under the extended term of the agreement. However, such termination payment could not exceed the maximum amount that the Company could pay the officer without some part of the amount being nondeductible by the Company under Section 280G of the Internal Revenue Code. Each agreement also provides that the Company will indemnify the officer for any expenses he incurs in successfully enforcing his right to payments or benefits under his agreement and that the Company, upon the request of the officer, will provide the officer with an irrevocable letter of credit from a bank in the amount of $100,000 against which the officer may draw to pay any expenses he incurs in attempting to enforce any of his rights under his agreement following a change in control.

  Prior to January 1, 1999, Chesapeake had an agreement with Mr. Adkins providing for his employment as President and Chief Executive Officer. This agreement was substantially the same as the current agreement with Mr. Schimkaitis except that the initial salary specified in Mr. Adkins' agreement was $255,000. As of January 1, 1999, Mr. Adkins assumed a new executive office entitled Chairman of the Board of Directors and signed a new agreement with the Company employing him in that capacity on a part-time basis until December 31, 2000. This agreement does not provide for an extension of Mr. Adkins' term of employment in the event of a change in control of the Company, but the agreement does provide for a significantly narrower set of circumstances that would permit his termination for cause following any change in control. The agreement also provides a severance payment for Mr. Adkins if he is terminated without cause, either before or after a change in control, equal to the balance of the base compensation that he would have earned if he had remained employed with the Company pursuant to the agreement until December 31, 2000.

                       REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors hereby provides the following report on executive compensation for the year ended December 31, 1999.

Policies and Goals

  The Company's compensation goal is to enhance the profitability of the Company, and thus increase stockholder value, by attracting high-quality executive talent and closely aligning the financial interests of its senior managers with those of its stockholders. To this end, the Company's executive compensation program has been designed to provide competitive compensation levels based upon the successful achievement of specific annual and long-term objectives drawn from the Company's strategic plan.

Components

  The Company's executive compensation program relies on three interrelated components, consisting of base salary, annual bonus and long-term equity-based rewards.

Base Salary

  The base salary structure for the Chief Executive Officer and the other executives was determined by means of a study prepared by independent compensation consultants, using comparison data from the same group of diversified natural gas organizations which the Company uses in its stock performance review (the "Industry Peer Group") and from the general industry using companies of a similar size and nature to Chesapeake. The midpoints of the recommended structure are set at or reasonably close to comparison averages, thereby providing marketplace priced compensation guidelines for executives. Annual salary adjustments are subjectively made after giving consideration to the individual's performance and contributions to the success of the Company. Executive base salaries generally fall below, but close to, the comparison averages. Salaries for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and other executive officers named in the Summary Compensation Table are originally set by employment contracts (see "Management Compensation - Employment Contracts and Change in Control Provisions"), but are adjusted annually pursuant to the process described above.

Annual Incentive Bonus

  Annual bonuses are paid under the Company's performance-based cash bonus plan, adopted in January, 1992, based on the attainment of financial and non-financial objectives relative to pre-established performance targets. At the beginning of each year, the Committee selects the executives eligible to receive bonuses based on the executives' seniority and responsibilities. The Committee designates a target bonus amount for each executive, which is a percentage of that executive's base salary ranging from 20% to 30%. Target bonus amounts are determined separately for each of the Chief Executive Officer and other selected executives to conform with the median prevailing practices for individuals in similar positions in a peer group of approximately 1,000 organizations of comparable size. Because size rather than line of business was the primary consideration in choosing this group, it includes some but not all of the companies in the Industry Peer Group. The Committee also identifies performance goals for the year for each selected executive, relating to one or more business segments, to the Company as a whole, or both, and an aggressive target net income range for the Company or designated segments. Bonus awards for the year are made to each selected executive, based on successful attainment of the relevant goals, adjusted by applying a payout factor (which may vary for each executive) that is determined by the relationship between the actual net income of the Company or relevant segments and the relevant aggressive target net income range. In the case of the Chief Executive Officer, 50% of the target bonus is subjected to the foregoing calculation and the other 50% is directly proportionate to the attainment of the aggressive target net income. For 1999, most of the performance goals were achieved, either entirely or to a significant extent, including, approximately in order of relative weight: (1) aggressive growth and expansion of existing service territories; (2) implementation of certain cost containment and cost reduction programs; (3) development of underground propane systems; (4) expansion and enhancement of the marketing and sales effort; (5) successful Year 2000 compliance testing; and (6) entry and expansion into the water business. Based on these achievements, the Committee determined that between 76% and 94% of the goals have been met. Even though the Company exceeded the low end of the aggressive target net income range, relevant segments did not. Therefore, a payout factor of 50% to 104% was applied, depending on each executive's responsibilities.

Long-Term Performance Incentive Plan

  Long-term equity-based awards are granted under the Company's Performance Incentive Plan, adopted in 1992, which permits the Compensation Committee flexibility in providing different forms and levels of equity-based awards to key employees.

  In 1997 the Company granted performance share awards to Messrs. Adkins and Schimkaitis and option awards to Messrs. McMasters, Thompson and Boyles, among others, under the Performance Incentive Plan. In 1999 the Company granted performance share awards to Messrs. Adkins, Schimkaitis, McMasters and Thompson and stock appreciation rights awards to Mr. Boyles, and others, also under the Performance Incentive Plan. These awards are intended to align the interests of the executives with those of the Company's stockholders by providing the executives with equity-based incentives. The performance period for the 1997 grants commenced January 1, 1998 and ended December 31, 1999. The performance period for the 1999 grants commences January 1, 2000 and ends December 31, 2000. The 1997 Performance Share Agreements and Option Agreements under which these awards were made are described earlier in this Proxy Statement in footnotes 4 and 2, respectively, to the Summary Compensation Table. The Stock Appreciation Rights Agreements are more fully described in footnote 1 to the Option/SAR Grants Table.

  Under the Performance Share Agreements, at the end of each calendar year during the performance period, the recipient is entitled to earn performance shares based on the Company's achievement of certain performance goals - including earnings growth, growth in non-regulated net income and share price relative to book value. Under the Option Agreements and the Stock Appreciation Rights Agreements, one-half of the options or SARs vest automatically, and the remaining one-half become exercisable based on the Company's achievement of the same three goals. A certain number of performance shares, options and SARs are allocated to the achievement of each goal. In 1999, the Company achieved the performance goals relating to earnings growth and growth in non-regulated net income, but did not achieve the other performance goal. Accordingly, the performance shares allocated to the achievement of the earnings growth and non-regulated net income goals were awarded, and the options allocated to those goals became exercisable.

Compensation of the Chief Executive Officer

  During 1999, the compensation of the Company's Chief Executive Officer, John
R. Schimkaitis, was determined pursuant to the three-part program described above. First, Mr. Schimkaitis' base salary was set to approximate the midpoint of chief executive salaries paid by companies in the Industry Peer Group. Second, Mr. Schimkaitis was awarded a bonus of $82,555, or 29% of his base salary, determined in accordance with the policies described under "Annual Incentive Bonus" above. Mr. Schimkaitis' target bonus was $84,000 or 30% of salary. The Committee determined that 89% of his performance goals had been met by virtue of the accomplishment of goals set forth for executive officers under "Annual Incentive Bonus" above and that 100% of his income goal had been attained. The payout factor applied to both components of Mr. Schimkaitis' bonus was 104%. Finally, the long-term performance incentive component of Mr. Schimkaitis' compensation was determined as described under "Long-Term Performance Incentive Plan" above. Mr. Schimkaitis received

3,910 performance shares based on the Company's achievement of its performance goals related to earnings growth and non-regulated net income.

Compliance with Internal Revenue Code Section 162(m)

  Internal Revenue Code Section 162(m), enacted in 1993, precludes any public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer and any of its other named executive officers. Certain performance-based compensation is specifically exempted from the deduction limit. No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers from the deduction limit. The Company does not anticipate that compensation paid to any of its executive officers in 2000 will exceed the dollar limit.

                                     THE COMPENSATION COMMITTEE
                                     John W. Jardine, Jr.
                                     Jeremiah P. Shea (Chairman)
                                     William G. Warden, III

Stock Performance Chart

  The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five fiscal years ended December 31, 1999, with the cumulative total return on the S&P 500 Index and an industry index consisting of 20 diversified natural gas companies as published by Edward D. Jones & Co. The 20 companies in the Edward D. Jones & Co. industry index are as follows: Chesapeake Utilities Corporation, Columbia Energy Group, Inc., Consolidated Natural Gas Company, Eastern Enterprises, Energen Corporation, Equitable Resources, Inc., Kinder Morgan, Inc., Keyspan Corp., MCN Energy Group, Inc., MDU Resources Group, Inc., National Fuel Gas Company, NICOR, Inc., Oneok, Inc., Questar Corporation, SEMCO Energy, Inc., Southwest Gas Corporation, Southwestern Energy Company, UGI Corporation, Valley Resources, Inc., and WICOR, Inc. The comparison assumes $100 was invested on December 31, 1994 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                             [GRAPH APPEARS HERE]


                                        Cumulative Total Stockholder Return
                    ----------------------------------------------------------------------------

                       1994         1995         1996         1997         1998         1999
                       ----         ----         ----         ----         ----         ----
Chesapeake              100.0        122.4        149.2        191.1        180.4        192.0
S&P 500                 100.0        137.5        169.1        225.6        290.1        351.1
Industry Index          100.0        132.4        166.8        209.0        192.5        196.9

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Board's Compensation Committee are Mr. Jardine, Mr. Shea and Mr. Warden. Mr. Jardine was formerly Chief Executive Officer of the Company from 1983 to 1990.

                             CERTAIN TRANSACTIONS

  William P. Schneider, who during 1999 beneficially owned more than 5% of the Company's outstanding common stock, serves as an executive officer of Tri-County Gas Company, Inc., a subsidiary of the Company of which he formerly was co-owner, pursuant to a five-year employment agreement entered into on March 6, 1997, which provides for a current salary of $125,000 per year, together with retirement and other benefits.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of PricewaterhouseCoopers, L.L.P. to serve as the independent auditors of Chesapeake and its consolidated subsidiaries for the fiscal year ending December 31, 2000. The Board is submitting the selection of PricewaterhouseCoopers, L.L.P. for ratification by stockholders.

  PricewaterhouseCoopers, L.L.P. has served as independent auditors of Chesapeake and its subsidiaries since 1982. The firm has wide experience in accounting and auditing for public utilities and other companies. PricewaterhouseCoopers, L.L.P. is a member of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants. By virtue of their membership in this Section, they have agreed to undergo a review by an independent accounting firm once every three years. All of the professional services provided by PricewaterhouseCoopers, L.L.P. are furnished at customary rates and terms.

  Based upon the recommendation of the Audit Committee, the Board of Directors selected this firm to act as Chesapeake's independent auditors for the year 2000, subject to ratification by the stockholders, in the belief that PricewaterhouseCoopers, L.L.P. is well qualified. Should the selection of PricewaterhouseCoopers, L.L.P. as independent auditors of Chesapeake not be ratified by the stockholders, the Board of Directors will reconsider the matter.

                     SUBMISSION OF STOCKHOLDERS PROPOSALS

  Any stockholder who wishes to submit a proposal for possible inclusion in Chesapeake's proxy statement for the annual meeting to be held in 2001 must submit the proposal in writing to the Board of Directors on or before December 1, 2000. Written proposals should be directed to William C. Boyles, Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

  Under the Company's bylaws, a stockholder wishing to bring an item of business before an annual meeting of stockholders must provide timely notice in writing to the Corporate Secretary of the Company. To be timely, the stockholder's notice must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the date of this meeting (unless less than 75 days' notice or prior public disclosure of the date of the meeting is given or made, in which case a notice will be timely if received no later than the close of business on the 15/th/ day following the day on which such notice or public disclosure is given).

       ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K

  CHESAPEAKE WILL PROVIDE WITHOUT CHARGE TO ANY PERSON, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF CHESAPEAKE'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR CHESAPEAKE'S FISCAL YEAR ENDED DECEMBER 31, 1999. WRITTEN REQUESTS SHOULD BE DIRECTED TO WILLIAM C. BOYLES, CORPORATE SECRETARY, CHESAPEAKE UTILITIES CORPORATION, 909 SILVER LAKE BOULEVARD, DOVER, DELAWARE 19904.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Company's common stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of Chesapeake's common stock and reports of changes in such beneficial ownership. Such persons also are required by SEC regulations to furnish Chesapeake with copies of such reports. To Chesapeake's knowledge, based solely on its review of the copies of such reports furnished to Chesapeake and on the written representations made by such persons that no other reports were required, during the fiscal year ending December 31, 1999, no director, officer or 10% beneficial owner failed to file on a timely basis the reports required by Section 16(a).

                                 OTHER MATTERS

  The Board of Directors knows of no other matter to be presented at the meeting. If, however, any other business properly comes up for action at the meeting or any adjournment thereof, it is intended that the persons acting under the proxies in the form enclosed will vote in regard thereto according to their discretion.

                                             By Order of the Board of Directors,

                                             William C. Boyles
                                             Corporate Secretary

Chesapeake Utilities Corporation                            March 30, 2000
A Diversified Utility Company

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Chesapeake Utilities Corporation to be held at 10:00 A.M. on May 16, 2000, in the Board Room, PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware. Your Board of Directors looks forward to greeting personally those stockholders able to attend. The Secretary's formal Notice of Annual Meeting of Stockholders and the Proxy Statement appear on the enclosed pages and describe the matters that will be submitted to a vote of stockholders at the meeting.

Whether or not you plan to attend, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly sign, date and mail the attached proxy in the envelope provided.

Thank you for your consideration and continued support.

                                              Sincerely,


                                              /s/ Ralph J. Adkins
                                              RALPH J. ADKINS
                                              Chairman of the Board


                                  DETACH HERE

[_]  Please mark your
     votes as in this
     example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

                                                                                                     FOR     AGAINST     ABSTAIN
1. Election of Directors                                2.  For ratification of the selection of     [_]       [_]         [_]
Nominees: Richard Bernstein, John W. Jardine, Jr.,          independent auditors.
          Calvert A. Morgan, Jr., Rudolph M. Peins, Jr.
               FOR           WITHHELD
               [_]              [_]

                                                        3.  In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
[_]  ________________________________
     For all nominees except as noted above             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          [_]

                                                        PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD
                                                        PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                                        Please sign exactly as name appears hereon. Joint owners should each sign.
                                                        When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:______________________ Date: _______________  Signature: ________________________ Date: _________________

                                  DETACH HERE

                                     PROXY

                       CHESAPEAKE UTILITIES CORPORATION
                           909 SILVER LAKE BOULEVARD
                             DOVER, DELAWARE 19904

                      SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON MAY 16, 2000 IN THE BOARD ROOM
                              PNC BANK, DELAWARE
                              222 DELAWARE AVENUE
                          WILMINGTON, DELAWARE 19899


     The undersigned stockholder hereby appoints Ralph J. Adkins and John R. Schimkaitis and each one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and all adjournments thereof.

     The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given, shares will be voted FOR Items 1 and 2.

     The Board of Directors Recommends a Vote FOR Items 1 and 2.

-----------                                                     -----------
SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
  SIDE                                                              SIDE
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